SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549


                               FORM 8-K


                             CURRENT REPORT


 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


    Date of Report (Date of earliest event report):  January 20, 1998


                        DEVON ENERGY CORPORATION
         (Exact Name of Registrant as Specified in its Charter)




         OKLAHOMA                     1-10067              73-1474008
(State or Other Jurisdiction of  (Commission File Number)  (I.R.S. Employer
Incorporation or Organization)                             Identification
                                                            Number)



20 NORTH BROADWAY, SUITE 1500
OKLAHOMA CITY, OKLAHOMA                             73102
(Address of Principal Executive Offices)          (Zip Code)


   Registrant's telephone number, including area code:  (405) 235-3611








                         Page 1 of 6 total pages

ITEM 5.  OTHER EVENTS

1997 OIL, GAS AND NATURAL GAS LIQUIDS PRODUCTION AND YEAR-END RESERVE
ESTIMATES

YEAR-END 1997 RESERVES
     Devon Energy Corporation's ("Devon" or "the Company") year-end 1997 proved reserves have been preliminarily estimated to be 616 billion cubic feet of gas, 68 million barrels of oil and 13 million barrels of natural gas liquids. Converted at a 6:1 gas-to-oil ratio, the year-end reserves total a record 184 million barrels of oil equivalent ("MMBoe").

     Devon's year-end 1997 reserves had an estimated pre-tax 10 percent present value of $913 million. This compares to an estimated pre-tax 10 percent present value of $1.62 billion in the previous year. The after tax present value (Standardized Measure) was $727 million at year-end 1997 compared to $1.2 billion at year-end 1996. The decrease in the 1997 present value figures was due almost entirely to lower year-end oil and gas prices for 1997. These figures were computed using Securities and Exchange Commission guidelines; that is, an essentially unescalated or "flat" oil and gas price case based on year-end prices. Devon's year-end 1997 prices averaged $16.93 per barrel of oil, $1.89 per thousand cubic feet of gas and $12.42 per barrel of natural gas liquids. This compares to average prices of $24.52 per barrel of oil, $3.35 per thousand cubic feet of gas and $23.34 per barrel of natural gas liquids at year-end 1996.

     Drilling (extensions and discoveries) contributed 26.7 MMBoe of reserves during 1997. Proved property acquisitions contributed an additional 1.3 MMBoe. These increases were offset slightly by downward revisions of prior estimates totaling 2.8 MMBoe. A significant portion of these revisions were also due to the lower prices used in the year-end 1997 report, which shortened the economic life of certain properties.
The following tables contain additional information regarding Devon's estimated proved oil, gas and natural gas liquids reserves as of December 31, 1996 and 1997, and the changes therein.

RESERVES
                  December 31, 1996     December 31, 1997      % Change
                  __________________  ____________________ ___________________
                 U.S. Canada  Total   U.S.  Canada  Total  U.S.  Canada  Total
                 ____ _____  _____   _____   _____  _____  ____  ______  _____
 Oil (MMBbls)   60.0   7.5    67.5   60.9    7.5    68.4    2%     1%     1%

 Gas (Bcf)     554.7  40.8   595.5  567.8   48.2   616.0    2%    18%     3%

 Natural gas liquids
   (MMBbls)     11.7   0.9    12.6   12.1    0.8    12.9    3%   -10%     2%

 Equivalent barrels
   (MMBoe)     164.1  15.2   179.3  167.6   16.4   184.0    2%     8%     3%

 10% Present Worth ($
 Millions)   1,486.6 135.4 1,622.0  820.4   92.6   913.1  -45%   -32%   -44%

RESERVES RECONCILIATION

                  Oil  (MMBbls)         Gas (Bcf)          NGL (MMBbls)            MMBoe
              -------------------  ------------------   -------------------  -----------------
              U.S.  Canada  Total  U.S.  Canada  Total  U.S.  Canada  Total  U.S. Canada Total
              ----  ------  -----  ----  ------  -----  ----  ------  -----  ---  ------  -----
12/31/96:
Proved
Developed     52.7    7.5   60.2  529.4    40.9  570.3  10.3    0.9    11.2  151.2  15.2  166.4
Proved
Undeveloped    7.3    -      7.3   25.2     -     25.2   1.4    -       1.4   12.9   -     12.9
              ----   ----   ----  -----    ----  -----  ----    ---    ----  -----  ----  -----
 Total Proved 60.0    7.5   67.5  554.6    40.9  595.5  11.7    0.9    12.6  164.1  15.2  179.3

Production    (6.1)  (0.9)  (7.0) (61.0)   (8.3) (69.3) (1.5)  (0.1)  (1.6)  (17.7) (2.5) (20.2)
Discoveries/
Extensions     7.4    1.1    8.5   94.9    11.7  106.6   0.3    -      0.3    23.6   3.1   26.7
Divestitures  (0.2)   -     (0.2)  (0.6)   -      (0.6)  -      -      -      (0.3)  -     (0.3)
Acquisitions   1.1    -      1.1    1.0    -       1.0   -      -      -       1.3   -      1.3
Revisions     (1.3)  (0.2)  (1.5) (21.1)    3.9  (17.2)  1.6    -      1.6    (3.4)  0.6   (2.8)

12/31/97:
Proved
Developed     53.1    7.1   60.2  462.1    44.3  506.4  11.3    0.8   12.1   141.4  15.3  156.7
Proved
Undeveloped    7.8    0.4    8.2  105.7     3.9  109.6   0.8    -      0.8    26.2   1.1   27.3
              ----    ---   ----  -----    ----  -----  ----    ---   ----   -----  ----  -----
 Total Proved 60.9    7.5   68.4  567.8    48.2  616.0  12.1    0.8   12.9   167.6  16.4  184.0

Year-to-Year
  Variance      1%    -       1%     2%     18%     3%    3%   -11%     2%      2%    8%     3%

Revisions      -2%    -3%    -2%    -4%     10%    -3%   14%    -      13%     -2%    4%    -2%

1997 PRODUCTION
     Devon's oil, gas and natural gas liquids production for the year ended December 31, 1997 totaled 20.2 MMBoe (million barrels of oil equivalent). This represents an 89% increase over total 1996 production. The following table contains additional information regarding Devon's oil, gas and natural gas liquids production for the year's ended December 31, 1996 and 1997.

PRODUCTION:
                    Year Ended             Year Ended
                  December 31, 1996    December 31, 1997      % Change
                 -------------------   ------------------  -------------------
                 U.S.  Canada  Total   U.S. Canada  Total  U.S.  Canada  Total
Oil (MMBbls)     3.8      -    3.8      6.1   0.9    7.0   61%    NM      84%

Gas (Bcf)       35.7      -   35.7     61.0   8.3   69.3   71%    NM      94%

Natural gas
liquids (MMBbls) 1.0      -    1.0      1.5   0.1    1.6   50%    NM      60%

Equivalent
barrels (MMBoe) 10.7      -   10.7     17.7   2.5   20.2   65%    NM      89%

REVISIONS TO 1997 ESTIMATES

     The 1996 annual report on Form 10-K, and a Form 8-K filed on February 11, 1997, contained forward-looking information for the year 1997. This information was revised in the Quarterly Reports on Forms 10-Q for the quarters ended June 30, 1997 and September 30, 1997. Where necessary, certain elements of that information have been further revised in the following discussion. The revised forward-looking statements provided in this discussion are based on management's examination of historical operating trends, the December 31, 1997 preliminary reserve reports of independent petroleum consultants, data in Devon's files, other data available from third parties, preliminary full-year 1997 financial statements and actual results for the first nine months of 1997. Devon cautions that its estimates are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, environmental risks, drilling risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as outlined below. The scope of its operations increased significantly with the merger into Devon of the North American onshore oil and gas operations of Kerr-McGee Corporation in December of 1996 (the "KMG-NAOS transaction"). This transaction increased the margin of error inherent in estimating Devon's 1997 results.

     Discussed below are those areas where revisions have been made to the 1997 estimates originally included in the aforementioned Form 10-K and Form 8-K, and revised in the Forms 10-Q for the quarters ended June 30, 1997 and September 30, 1997.

     PRODUCTION AND OPERATING EXPENSES Devon's production and operating expenses vary in response to several factors. Among the most significant of these factors are additions or deletions to the Company's property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of the Company's properties and the amount of repair and workover activity conducted on the company's properties.

     As previously projected, the addition of the KMG-NAOS Properties was the largest contributor to an increase in recurring lease operating expenses in 1997. The additional revenues contributed by these properties also caused production taxes to rise.

     Additionally, certain components of production and operating expenses are accrued throughout the year based on estimates. This increases the margin of error inherent in estimating production and operating costs.

     Based on the above, Devon originally estimated that 1997's total reported production and operating costs would be between $75 million and $87 million. During the year, certain of the aforementioned estimates were replaced with actual expenses for the year. As a result, Devon is revising its estimate for 1997 to between $82 million and $85 million.

     DEPRECIATION, DEPLETION AND AMORTIZATION ("DD&A") The 1997 DD&A rate is dependent on various factors. Most notable among such factors are the amount of proved reserves that were added from drilling or acquisition efforts in 1997 compared to the costs incurred for such efforts, and the revisions to Devon's year-end 1996 reserve estimates made during 1997.

     The DD&A rate as of the beginning of 1997 was $3.76 per Boe. This rate included the effect of the December 31, 1996, acquisition of the KMG-NAOS Properties. Devon originally estimated that the average DD&A rate for 1997 would be between $3.80 per Boe and $4.20 per Boe. The original estimate for 1997's total DD&A expense was between $76 million and $84 million, including approximately $2.5 million of non-oil and gas property related DD&A.

     Reserve changes from year-end 1996 to year-end 1997, including reserve additions, divestitures and revisions were 24.9 MMBoe. (See "Year-end 1997 Reserves" above.) Costs to date and estimated future development costs for these reserve changes, and other changes in the amortization base are estimated to be between $155 million and $160 million. This effectively raised Devon's 1997 DD&A rate to between $4.00 per Boe and $4.15 per Boe, compared to the rate of $3.76 for 1996. However, the 1997 rate is within the range of the previous estimate. Total 1997 DD&A expense (including approximately $2.9 million of non-oil and gas property related DD&A) is now expected to be $84 million to $87 million.

     INCOME TAXES Based on its original estimates in February of 1997's taxable income, Devon originally estimated that the current portion of 1997 income taxes would be between $9 million and $13 million. At that time, Devon cautioned that revenue and earnings fluctuations could easily make its tax estimates obsolete.

     In the September 30, 1997 Form 10-Q, Devon revised upward its estimate of the current portion of its 1997 income tax expense to between $16 and $22 million. Since that revision, Devon has again revised upward its estimate of 1997's current income tax expense. The primary reason for this increase is an expected rise in taxable income due to:

1) Devon's total 1997 capital expenditures for 1997 were somewhat lower than originally estimated. Further, the portion attributable to intangible development costs is less than originally expected. As intangible development costs are deductible for income tax purposes, the less than expected actual intangible development costs caused the Company's expected taxable income to increase.

2) Certain transactions that occurred at the end of 1997 result in an increase in taxable income but have no impact on earnings for financial statement purposes.

Accordingly, Devon now expects its current portion of 1997 income taxes to be between $24 and $26 million. Devon originally estimated that its total income tax rate for 1997 would be between 38% and 42%. Based on more current and complete information, Devon has revised this estimate downward to between 37% and 39%.

                               SIGNATURES



     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                              Devon Energy Corporation



                              By: /s/ Danny J. Heatly
                                      Danny J. Heatly
                                      Controller

Date:  January 20, 1998